Exhibit 3

BYLAW

AMENDMENT

(ADOPTED MARCH 26, 2018)

I. AMENDMENT. The Amended and Restated Bylaws of Willbros Group, Inc. are hereby amended to add a new Article VIII thereto to read as follows:

ARTICLE VIII

EXCLUSIVE JURISDICTION

Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the corporation to the corporation or the stockholders, (c) any action or proceeding asserting a claim against the corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation, as amended, or these bylaws, (d) any action or proceeding to interpret, apply, enforce or determine the validity of these bylaws or any provision of these bylaws, or (e) any action or proceeding asserting a claim against the corporation, its directors, officers or employees governed by the internal affairs doctrine, in all cases subject to the court having personal jurisdiction over all indispensible parties named as defendants, and except for, as to each of “(a)” through “(e)” above, any claim which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, another state court located within the State of Delaware, or the federal district court for the District of Delaware. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article VIII. Failure to enforce the foregoing provisions would cause the corporation irreparable harm and the corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce the foregoing provisions.